Exhibit 99.1

FOR IMMEDIATE RELEASE		Ref: 05-27

Contact:	Tabitha Zane
Sr. Director, Investor Relations
919-431-1529

Highwoods Properties Reports Second Quarter 2005 Operational Results

Provides Status Update on Financial Review and Audit

Will Host Conference Call Today, September 28

5:00 P.M. Eastern Time

Raleigh, NC – September 28, 2005 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported operational results for the second quarter of 2005. The Company also announced a continuing delay in the filing of the 2004 Form 10-K, which will include previously disclosed restated financial statements for prior periods, and Form 10-Qs for the first two quarters of 2005.

The Company will host a conference call today, September 28, at 5:00 p.m. Eastern time, to discuss these matters. The dial in number for US/Canada callers is (888) 202-5268. International callers should dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Ed Fritsch, President and Chief Executive Officer of Highwoods Properties, stated, “We are pleased with the continued execution of our Strategic Management Plan and our second quarter leasing activity. Office occupancy is moving in the right direction, increasing 1.2% from the first quarter of 2005 and 4.3% year over year. In addition to improving occupancy, our focus remains on upgrading the quality of our portfolio through infill development and the disposition of non-core, older assets and strengthening our balance sheet through the reduction of high coupon debt and preferred stock.”

Year to date, we have sold $336 million of non-core properties, above the high end of our $100 million to $300 million range for the year, and we have commenced $55 million of new development, including our build-to-suit lease for ThyssenKrupp’s North American headquarters in Memphis which was announced at the end of August. We have also paid off $250 million of debt and preferred stock; including $120 million of high coupon secured debt and $130 million of 8% preferred stock.”

Second Quarter 2005 Highlights

•	Second generation leasing activity in Highwoods’ portfolio totaled approximately 1.6 million square feet, including 1.2 million square feet of office space. For the first six months of the year, leasing activity totaled approximately 3.4 million square feet, 2.4 million of which was office space. Customer retention for the quarter was 71%.

•	Occupancy in the Company’s 31.9 million square foot in-service portfolio at June 30, 2005 was 84.1%, up 2.3% from June 30, 2004. Office occupancy since June 30, 2004 has increased 4.3% from 79.2% to 83.5%.

Highwoods Properties

September 28, 2005

•	Straight-line (GAAP) rental rates for signed office leases decreased 1.0% in the second quarter from straight line rental rates under the previous leases. Cash rents for office leases signed declined 8.4%, slightly better than the decline reported in the first quarter and in line with the Company’s guidance.

•	Office tenant improvements and leasing commissions as a percentage of term base rent were 11.8% compared to the five quarter average of 10.9%. On a dollar per square foot basis, tenant improvements and leasing commissions were $9.95, at the low end of our 2005 expectations of $10 to $11 per square foot, and in line with prior quarters.

•	690,000 square feet of assets were sold, generating $39.9 million of gross proceeds, including Buildings II and IV at Highwoods Preserve in Tampa, which were vacant at the time of sale. Excluding the Preserve, the average age and occupancy of the properties sold were 27 years and 91%, respectively.

•	The Company’s wholly owned development pipeline encompassed 1.1 million square feet, representing a total projected investment of $142 million. At June 30, 2005, these eight projects were 74% pre-leased and were located in six of the Company’s markets.

Filing of 2004 Form 10-K and First and Second Quarter 10-Qs

The Company also announced that the review and audit of its 2004 and first and second quarter financial statements and associated restatements of prior period financial statements are ongoing.

Mr. Fritsch said, “While finalizing our work on our 2004 and first and second quarter financial statements in mid-July, we were evaluating the accounting for a second quarter takedown of development land pursuant to a staged transaction that was originally signed in 1999. The outcome of this evaluation led to a review of the Company’s accounting methodologies related to prior period land cost allocations for this development as well as others.”

The Company subsequently determined that adjustments to these historical land cost allocations were required. These adjustments, which are still subject to audit, in the aggregate would reduce gains from sales of land and buildings recorded from 1997 to 2004 by approximately $5.0 million, of which approximately $0.1 million was in 2002, $2.9 million was in 2003 and $(0.6) million was in 2004.

Because of these unexpected prior period accounting adjustments, which were determined after the Company’s July 6, 2005 press release and conference call, the Company, in consultation with its auditors, determined that additional reviews should be undertaken related to certain other past transactions and accounting practices. These include the capitalization of interest, property taxes and other fixed costs related to development projects occurring prior to 2002, as well as the application of purchase accounting under APB 16 for our portfolio acquisitions and mergers completed from 1995 to 1998.

The Company expects that the primary impact of any such adjustments will be to the recorded value of certain real estate assets acquired or developed in the past. In turn, the primary current and future period impact of such adjustments will be corresponding changes to depreciation expense and to gains or losses to the extent real estate assets impacted by such adjustments have been or will in the future be sold.

Mr. Fritsch concluded, “It is important to bear in mind that the accounting methodologies under review relate to transactions that occurred a number of years ago. Any adjustments that may be required are not expected to have a material impact to FFO going forward or have any impact on the Company’s cash position.”

Highwoods Properties

September 28, 2005

SEC Update

The Company noted that there has been no change in the status of the formal investigation by the Securities and Exchange Commission (“SEC”). Management continues to cooperate fully and remains confident and comfortable with the information being provided to the SEC.

2005 Funds from Operations Outlook

Based on its review of year-to-date operational results, the Company confirmed the FFO guidance it published on July 6 for full-year 2005 of $2.27 to $2.33 per share. This estimate continues to reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating expenses and asset dispositions and acquisitions. It does include $0.02 of FFO from US Airways for the remainder of the year (August through December) offset by approximately $0.02 of higher utility costs for the year. This estimate excludes any asset gains or impairments associated with actual or potential depreciable property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the year. Specifically, the estimate does not reflect the $4.2 million reduction in FFO and net income available for common shareholders that the Company will record pursuant to EITF Topic D-42. This reduction, which will be taken in the third quarter, is related to the redemption of $130 million of preferred stock on August 22, 2005. This outlook also assumes that any further adjustments to its historical financial statements as a result of the aforementioned review and audit will not have a material impact on the Company’s expected 2005 financial results.

Non-GAAP Information

We believe that FFO and FFO per share are beneficial to management and investors as important indicators of the performance of an equity REIT. FFO and FFO per share can facilitate comparisons of operating performance between periods and between other REITs because they exclude factors, such as depreciation, amortization and gains and losses from sales of real estate assets, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. FFO and FFO per share as disclosed by other REITs may not be comparable to our calculations of FFO and FFO per share. CAD is another useful financial performance measure of an equity REIT. CAD provides an additional basis to evaluate the ability of a REIT to incur and service debt, fund acquisitions and other capital expenditures and pay distributions. CAD does not measure whether cash flow is sufficient to fund all cash needs. FFO, FFO per share and CAD are non-GAAP financial measures and do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. They should not be considered as alternatives to net income as indicators of our operating performance or to cash flows as measures of liquidity. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit.

FFO is defined by NAREIT as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. As clarified by NAREIT in October 2003, impairment losses on depreciable real estate assets are included in FFO. Our calculation of FFO is consistent with FFO as defined by NAREIT.

Highwoods Properties

September 28, 2005

Supplemental Information

A copy of the Company’s second quarter 2005 Supplemental Information that includes leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

Today, September 28, 2005 at 5:00 p.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone and Web cast replays will be available two hours after the completion of the call. The telephone replay will be available beginning at 8:00 p.m. Eastern time through 5:00 p.m. October 8. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 9997037.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. As of June 30, 2005, the Company owned or had an interest in 490 in-service office, industrial and retail properties encompassing approximately 38.8 million square feet. Highwoods also owns 1,011 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as the effect of tenant bankruptcies on our operations, anticipated continuing compliance with debt agreements, expected leasing and financing activities and financial and operating performance and the cost and timing of expected development projects and asset dispositions, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; the final completion of audited financial statements and SOX 404 testing could necessitate additional unexpected adjustments and/or result in unexpected costs; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s amended 2003 Annual Report on Form 10-K and subsequent SEC reports.

4